													Exhibit A-2
WPS Resources Corporation and Subsidiaries
Consolidating Statement of Income
For the year ended December 31, 2004
(Millions)
	WPS Resources Corporation	Wisconsin Public Service Corporation	WPS Resources Capital Corporation	Upper Peninsula Power Company	Upper Peninsula Building Development Company	Penvest, Inc	WPS Nuclear Corporation	WPSR Capital Trust I	WPS Visions, Inc	WPS Investments, LLC	Eliminations		Consolidated Statements
											Debit	Credit
Nonregulated revenue	160.3	-	3,613.8	-	1.1	0.1	-	-	-	-	176.7	-	3,598.6
Utility revenue	-	1,222.1	-	95.4	-	-	-	-	-	-	25.7	0.2	1,292.0
Total revenues	160.3	1,222.1	3,613.8	95.4	1.1	0.1	-	-	-	-	202.4	0.2	4,890.6

Nonregulated cost of fuel, gas, and purchased power	-	-	3,479.5	-	-	-	-	-	-	-	-	20.7	3,458.8
Utility cost of fuel, gas, and purchased power	-	550.9	-	45.6	-	-	-	-	-	-	21.7	42.0	576.2
Operating and maintenance expense	12.7	386.0	80.7	34.7	-	0.1	-	-	-	0.1	0.2	1.3	513.2
Depreciation and decommissioning expense	0.3	91.0	11.0	4.5	0.2	-	-	-	-	-	-	-	107.0
Taxes other than income	0.1	38.5	3.0	4.4	0.1	-	-	-	-	-	-	-	46.1
Operating income	147.2	155.7	39.6	6.2	0.8	-	-	-	-	(0.1)	224.3	64.2	189.3

Miscellaneous income	2.7	37.2	(0.3)	2.3	-	0.1	(0.1)	-	-	17.7	11.9	-	47.7
Interest expense and distributions on trust preferred securities	(17.6)	(33.7)	(3.2)	(2.6)	(0.3)	-	-	-	-	-	-	3.2	(54.2)
Minority interest	-	-	3.4	-	-	-	-	-	-	-	-	-	3.4
Other income (expense)	(14.9)	3.5	(0.1)	(0.3)	(0.3)	0.1	(0.1)	-	-	17.7	11.9	3.2	(3.1)

Income before taxes	132.3	159.2	39.5	5.9	0.5	0.1	(0.1)	-	-	17.6	236.2	67.4	186.2
Provision for income taxes	(7.5)	51.3	(15.6)	1.6	0.2		-	-	-	-	-	-	30.0
Income from continuing operations	139.8	107.9	55.1	4.3	0.3	0.1	(0.1)	-	-	17.6	236.2	67.4	156.2

Discontinued operations, net of tax	-	-	(13.4)	-	-	-	-	-	-	-	-	-	(13.4)
Net income	139.8	107.9	41.7	4.3	0.3	0.1	(0.1)	-	-	17.6	236.2	67.4	142.8

Preferred stock dividends of subsidiary	-	3.1	-	-	-	-	-	-	-	-	-	-	3.1
Income available for common shareholders	139.8	104.8	41.7	4.3	0.3	0.1	(0.1)	-	-	17.6	236.2	67.4	139.7

WPS Resources Corporation and Subsidiaries
Consolidating Stmnt of Retained Earnings
As of December 31, 2004
(Millions)
	WPS Resources Corporation	Wisconsin Public Service Corporation	WPS Resources Capital Corporation	Upper Peninsula Power Company	Upper Peninsula Building Development Company	Penvest, Inc	WPS Nuclear Corporation	WPSR Capital Trust I	WPS Visions, Inc	WPS Investments, LLC	Eliminations		Consolidated Statements
											Debit	Credit

Retained earnings (1/1/04)	438.8	279.2	59.7	21.1	0.9	0.1	-	-	-	8.2	369.3	0.1	438.8
Income available for common shareholders	139.8	104.8	41.7	4.3	0.3	0.1	(0.1)	-	-	17.6	236.2	67.4	139.7
	578.6	384.0	101.4	25.4	1.2	0.2	(0.1)	-	-	25.8	605.5	67.5	578.5
Dividends on common stock	81.6	75.0	-	-	-	-	-	-	-	11.7	87.0	-	81.3
Other	-	-	-	-	-	-	-	-	-	0.2	-	-	0.2
Retained earnings (12/31/04)	497.0	309.0	101.4	25.4	1.2	0.2	(0.1)	-	-	13.9	518.5	67.5	497.0

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